Exhibit 10.45

EXECUTION COPY

STOCK PURCHASE AGREEMENT

among

SSA GLOBAL TECHNOLOGIES, INC.,

CERBERUS CAPITAL MANAGEMENT, L.P.

GENERAL ATLANTIC PARTNERS 76, L.P.,

GAP COINVESTMENT PARTNERS II, L.P.,

GAPSTAR, LLC

and

GAPCO GMBH & CO. KG

Dated: March 10, 2003

Table of Contents

ARTICLE I DEFINITIONS
1.1	Definitions

ARTICLE II PURCHASE AND SALE OF PREFERRED STOCK
2.1	Purchase and Sale of Preferred Stock
2.2	Certificate of Incorporation
2.3	Use of Proceeds
2.4	Closing

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1	Corporate Existence and Power
3.2	Authorization; No Contravention
3.3	Governmental Authorization; Third Party Consents
3.4	Binding Effect
3.5	Litigation
3.6	Compliance with Laws
3.7	Capitalization
3.8	No Default or Breach; Contractual Obligations
3.9	Title to Properties
3.10	Intentionally Omitted
3.11	Financial Statements
3.12	Taxes
3.13	No Material Adverse Change; Ordinary Course of Business
3.14	Investment Company
3.15	Private Offering
3.16	Labor Relations
3.17	Employee Benefit Plans
3.18	Title to Assets
3.19	Liabilities
3.20	Intellectual Property
3.21	Network Redundancy and Computer Back-up
3.22	Privacy of Customer Information
3.23	Potential Conflicts of Interest; Affiliate Transaction
3.24	Trade Relations
3.25	Outstanding Borrowing
3.26	Insurance
3.27	[Intentionally Omitted.]
3.28	Broker’s, Finder’s or Similar Fees
3.29	Disclosure
3.30	Acquisition Documents

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES
4.1	Representations and Warranties of Purchasers
4.2	Representations and Warranties of Cerberus

ARTICLE V CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE
5.1	Representation and Warranties
5.2	Compliance with this Agreement
5.3	Officer’s Certificate
5.4	Secretary’s Certificate
5.5	Filing of Certificate of Incorporation
5.6	Purchased Shares
5.7	Stockholders Agreement
5.8	Registration Rights Agreement
5.9	Opinion of Counsel
5.10	No Material Adverse Change
5.11	Consents and Approvals
5.12	No Material Judgment or Order
5.13	No Litigation
5.14	Good Standing Certificates
5.15	HSR Act Filing
5.16	Prior Agreements
5.17	Rights Agreement
5.18	Securities Exchange Agreement
5.19	Subordinated Promissory Note
5.20	Payoff Letter
5.21	Letter of Credit
5.22	Opinion of General Counsel

ARTICLE VI CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE
6.1	Payment of Purchase Price
6.2	Stockholders Agreement
6.3	Registration Rights Agreement
6.4	HSR Act Filing
6.5	Representations and Warranties
6.6	Compliance with Agreement
6.7	Certificate
6.8	Litigation

ARTICLE VII INDEMNIFICATION
7.1	Indemnification
7.2	Notification
7.3	Contribution
7.4	Limitation on Indemnification and Contribution

ARTICLE VIII AFFIRMATIVE COVENANTS

8.1	Preservation of Existence
8.2	Interim Covenants
8.3	Financial Statements and Other Information
8.4	Reservation of Common Stock
8.5	Insurance
8.6	Books and Records
8.7	Back-ups of Computer Software
8.8	Inspection
8.9	The Acquisition
8.10	Existing Debt
8.11	Covenants of Cerberus
8.12	Intellectual Property

ARTICLE IX TERMINATION OF AGREEMENT
9.1	Termination
9.2	[Intentionally Omitted.]
9.3	Survival

ARTICLE X MISCELLANEOUS
10.1	Survival of Representations and Warranties
10.2	Notices
10.3	Successors and Assigns; Third Party Beneficiaries
10.4	Amendment and Waiver
10.5	Counterparts
10.6	Headings
10.7	GOVERNING LAW; CONSENT TO JURISDICTION
10.8	Severability
10.9	Rules of Construction
10.10	Entire Agreement
10.11	Fees
10.12	Publicity; Confidentiality
10.13	Further Assurances

EXHIBITS
A	Amended and Restated Subordinated Promissory Note
B	Form of By-laws
C	Form of Amended and Restated Certificate of Incorporation
D	Form of Registration Rights Agreement
E	Form of Securities Exchange Agreement
F	Form of Stockholders Agreement
G	Form of Schulte Roth & Zabel LLP Opinion
H	Form of Payoff Letter
I	Form of General Counsel Opinion

SCHEDULES
2.1	Purchased Shares and Purchase Price
3.3	Authorizations and Consents
3.5	Litigation
3.7(a)	List of Equity Holders
3.7(b)	List of Subsidiaries and their Equity Holders
3.8(a)	Contractual Obligations
3.8(b)	Software License Agreements and Professional Service Agreements
3.8(c)	Employment Agreements
3.12	Taxes
3.13	Material Adverse Changes
3.17	Employee Benefit Plans
3.18	Title to Assets
3.19	Liabilities
3.20(a)(ii)	Intellectual Property Owned by the Company and Filings and Applications Therefor
3.20(a)(iii)	Intellectual Property Licenses, Sublicenses, Distributor Agreements and Other Agreements
3.20(a)(iv)	Infringements by the Company of Intellectual Property of Others
3.20(a)(v)	Intellectual Property Litigation
3.20(b)	Infringements of Intellectual Property of the Company
3.20(d)	Licenses or Other Agreements Requiring Material Royalty Payments
3.21	Network Redundancy and Computer Back-up
3.23	Potential Conflicts of Interest
3.25	Outstanding Borrowing
3.26	Insurance
3.30	Acquisition Documents

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated March 10, 2003 (this “Agreement”), among SSA Global Technologies, Inc., a Delaware corporation (the “Company”), Cerberus Capital Management, L.P., a Delaware limited partnership (“Cerberus”), General Atlantic Partners 76, L.P., a Delaware limited partnership (“GAP LP”), GAP Coinvestment Partners II, L.P., a Delaware limited partnership (“GAP Coinvestment”), GapStar, LLC, a Delaware limited liability company (“GapStar”), and GAPCO GmbH & Co. KG, a German limited partnership (“GmbH Coinvestment” and, collectively with GAP LP, GAP Coinvestment, and GapStar, the “Purchasers”).

WHEREAS, the Company proposes to issue and sell to each of the Purchasers the aggregate number of shares, par value $0.01 per share, of Series A Cumulative Convertible Preferred Stock of the Company (the “Preferred Stock”) set forth opposite the name of such Purchaser on Schedule 2.1 hereto for the aggregate purchase price set forth opposite such Purchaser’s name on Schedule 2.1 hereto;

WHEREAS, each share of Preferred Stock is initially convertible (subject to adjustment) into one share, par value $0.01 per share, of common stock of the Company (the “Common Stock”);

WHEREAS, in order to induce the Purchasers to purchase their shares of Preferred Stock, the Company has agreed, among other things, to cause the termination of all rights existing under the Rights Agreement (as defined below) following surrender of the outstanding rights as contemplated hereby; and

WHEREAS, pursuant to the Securities Exchange Agreement (as defined below), among the Company, Madeleine L.L.C., a New York limited liability company (“Madeleine”), SSA Investor, LLC, a Delaware limited liability company (“SSA Investor”), Ableco, L.L.C., a Delaware limited liability company (“Ableco”), Cerberus Partners, L.P., a Delaware limited partnership (“Cerberus Partners”), Cerberus Institutional Partners, L.P., a Delaware limited partnership (“Cerberus Institutional Partners”) and SSA Warrant Holdings, LLC, a Delaware limited liability company (“Senior Warrantholder” and, together with Madeleine, SSA Investor, Ableco, Cerberus Partners and Cerberus Institutional Partners, the “SSA Stockholders”), each of the SSA Stockholders has agreed, simultaneously with or prior to the Closing, to exchange $10,000,000 of outstanding indebtedness under the Subordinated Promissory Note (as hereinafter defined), warrants to purchase Common Stock (as defined below), shares of Common Stock and shares of the Company’s currently authorized, non-convertible Series A Preferred Stock and certain rights under the Rights Agreement (as defined below) set forth opposite the name of such SSA Stockholder on Schedule 2.1 of the Securities Exchange Agreement for an aggregate number of 2,250,000 shares of Preferred Stock to be allocated among the SSA Stockholders as determined by the SSA Stockholders prior to Closing (as defined below) and set forth on Schedule 3.7(a).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Ableco” has the meaning set forth in the recitals to this Agreement.

“Acquisition Documents” means the Infinium Merger Agreement and all documents executed in connection therewith.

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.  In addition, the following shall be deemed to be Affiliates of GAP Coinvestment, GAP LP, GapStar and GmbH Coinvestment:  (a) GAP LLC, the members of GAP LLC, GmbH Management, the shareholders of GmbH Management, the limited partners of each of GAP Coinvestment, GAP LP and GmbH Coinvestment, and the members of GapStar; (b) any Affiliate of GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment or GmbH Coinvestment; or the members of GapStar; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members or former members of GAP LLC or consultants or key employees of General Atlantic Service Corporation, a Delaware corporation and an Affiliate of GAP LLC.  In addition, GAP LP, GAP Coinvestment, GapStar and GmbH Coinvestment shall be deemed to be Affiliates of one another.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Amended and Restated Subordinated Promissory Note” means the Amended and Restated Subordinated Promissory Note attached hereto as Exhibit A.

“Assets” has the meaning set forth in Section 3.18 of this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.11 of this Agreement.

“Basket Amount” has the meaning set forth in Section 7.4 of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“By-laws” means the by-laws of the Company in effect on the Closing Date substantially in the form attached hereto as Exhibit B, as the same may be amended from time to time in accordance with the terms of the Stockholders Agreement.

“Cerberus” has the meaning set forth in the preamble to this Agreement.

“Cerberus Institutional Partners” has the meaning set forth in the recitals to this Agreement.

“Cerberus Partners” has the meaning set forth in the recitals to this Agreement.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware on or before the Closing Date in the form attached hereto as Exhibit C, which shall, among other things, set forth the terms of the Preferred Stock.

“Claims” has the meaning set forth in Section 3.5 of this Agreement.

“Closing” has the meaning set forth in Section 2.4 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.4 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Commonly Controlled Entity” means any entity which is under common control with the Company within the meaning of Code section 414(b), (c), (m), (o) or (t).

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Plans” has the meaning set forth in Section 3.17 of this Agreement.

“Competitor” means a systems solutions provider, developer of enterprise resource planning software or any other entity or person who is engaged in the promotion of software or related services which are directly competitive with the software or related services offerings available from the Company, its Subsidiaries or Infinium, including, but not limited to, the development, production, distribution, sales, licensing, or marketing of software products (or the provision of related services) designed to run on IBM AS/400 or HP 9000 computer platforms or any successor platforms, or in an NT operating environment.

“Condition of the Company” means the assets, business, properties, operations or financial condition of the Company and its Subsidiaries, taken as a whole, but determination of the Condition of the Company shall take into account any adverse event, change or occurrence, effect, development or circumstance resulting from or relating to general business, economic, industry or financial market conditions, including, without limitation, any such conditions arising out of acts of terrorism or war or any armed hostilities to the extent such acts directly affect the Company or its assets or employees.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“Copyrights” means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

“Credit Agreement” means that certain Loan and Security Agreement, by and among SSA Acquisition Corporation and certain of its subsidiaries as the Obligors, the financial institutions that are identified therein, as the Lenders, and Foothill Capital Corporation, as Agent, dated as of July 31, 2000, as amended to the date hereof, providing for loans to the Company in an aggregate amount of up to $53,550,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Financial Statements” has the meaning set forth in Section 3.11 of this Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GAP Coinvestment” has the meaning set forth in the preamble to this Agreement.

“GAP LLC” means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP, and the managing member of GapStar and any successor to such entity.

“GAP LP” has the meaning set forth in the preamble to this Agreement.

“GapStar” has the meaning set forth in the preamble to this Agreement.

“GmbH Coinvestment” has the meaning set forth in the preamble to this Agreement.

“GmbH Management” means GAPCO Management GmbH, a German company with limited liability and the general partner of GmbH Coinvestment, and any successor to such entity.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“HSR Act” has the meaning set forth in Section 3.3.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

“Indemnified Party” has the meaning set forth in Section 7.1 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.1 of this Agreement.

“Infinium” means Infinium Software, Inc., a Massachusetts corporation.

“Infinium Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 28, 2002, by and among the Company, Newco and Infinium.

“Intellectual Property” has the meaning set forth in Section 3.20(a)(i) of this Agreement.

“Internet Assets” means any Internet domain names and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“Knowledge” (a) as applied to the Company, means the knowledge of Mike Greenough, Graeme Cooksley, John Walles, Kirk Isaacson, Shelley Isenberg, Mark Rosenberg, Howard Sproxton, Marvyn Turk, Rick Gonzales, Warren Fletcher, Oscar Garcia-Velasco, Martin Ambrose, Philip Gray and Brian Kite, after reasonable inquiry of the persons who are primarily responsible for the relevant areas of the Company’s business, and (b) as applied to Cerberus means the actual, personal knowledge of Mark Neporent, without inquiry.

“Liabilities” has the meaning set forth in Section 3.19 of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 7.1 of this Agreement.

“Madeleine” has the meaning set forth in the recitals to this Agreement.

“Material Contractual Obligations” has the meaning set forth in Section 3.8 of this Agreement.

“Merger” means the merger of Newco with and into Infinium pursuant to the Infinium Merger Agreement.

“Newco” means Samurai Merger Subsidiary, Inc., a Massachusetts corporation.

“Orders” has the meaning set forth in Section 3.2 of this Agreement.

“Original Stockholders Agreement” means the Stockholders Agreement, dated as of July 31, 2000, among the Company, the SSA Stockholders and SSA Investment Corp.

“Payoff Letter” has the meaning set forth in Section 5.20 of this Agreement.

“Patents” means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Permits” has the meaning set forth in Section 3.6(b) of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or any Commonly Controlled Entity has or in the future could have any direct or indirect, actual or contingent liability.

“Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Proxy Statement” has the meaning set forth in Section 8.11 of this Agreement.

“Purchased Shares” has the meaning set forth in Section 2.1 of this Agreement.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit D.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Retiree Welfare Plan” means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980A of the Code, commonly referred to as “COBRA,” the cost of which is fully paid by the current or former employee or his or her dependents).

“Rights Agreement” means the Rights Agreement, dated as of July 31, 2000, between the Company in its own capacity and the Company in its capacity as Rights Agent thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Securities Exchange Agreement” means the Securities Exchange Agreement, dated the date hereof, among the Company and the SSA Stockholders, in the form attached hereto as Exhibit E.

“Senior Warrantholder” has the meaning set forth in the recitals to this Agreement.

“Software” means any computer software programs, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the Company’s pricing models, formulae and algorithms.

“SSA Investor” has the meaning set forth in the recitals to this Agreement.

“SSA Stockholders” has the meaning set forth in the recitals to this Agreement.

“Stock Equivalents” means any security, obligation or right which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock or other capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock.

“Stockholders Agreement” means the Stockholders Agreement in the form attached hereto as Exhibit F.

“Stock Option Plan” means the Company’s stock option plan to be established by the Company after the date hereof and pursuant to which an aggregate of up to 529,412 shares of restricted stock and options to purchase shares of Common Stock will be reserved and available for grant to officers, directors, employees and consultants of the Company.

“Subordinated Promissory Note” means the Subordinated Promissory Note, dated as of December 19, 2002, made by the Company in favor of Madeleine in the principal amount of $125,000,000.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.  Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company; provided, that unless expressly stated, such references shall not be deemed to include (a) Infinium or any of its Subsidiaries, even though the Merger has been completed prior to the Closing Date hereunder, or (b) any Person which the Company shall have agreed to acquire after the date hereof, if the Company holds 50% or more of the voting power of the outstanding voting equity securities solely as a result of voting agreements and/or proxies executed by stockholders of such Person in connection with such acquisition.

“Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

“Trademarks” means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Transaction Documents” means, collectively, this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Securities Exchange Agreement, the Certificate of Incorporation and all of the Acquisition Documents.

“Unaudited Financial Statements” has the meaning set forth in Section 3.11 of this Agreement.

ARTICLE II

PURCHASE AND SALE OF PREFERRED STOCK

2.1                                 Purchase and Sale of Preferred Stock  Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company, on the Closing Date the aggregate number of shares of Preferred Stock set forth opposite such Purchaser’s name on Schedule 2.1 hereto, for the aggregate purchase price set forth opposite such Purchaser’s name on Schedule 2.1 hereto (all of the shares of Preferred Stock being purchased pursuant hereto being referred to herein as the “Purchased Shares”); provided, that in the event any Purchaser defaults on its obligation to purchase any Purchased Shares hereunder, the remaining Purchasers shall, or shall cause one or more of their respective Affiliates to, purchase the Purchased Shares in the place of such defaulting Purchaser as contemplated hereby (and to become a party to this Agreement, the Stockholders Agreement and the Registration Rights Agreement, if it is not already a party thereto).

2.2                                 Certificate of Incorporation.  The Purchased Shares shall have the preferences and rights set forth in the Certificate of Incorporation.

2.3                                 Use of Proceeds.  The Company shall use the proceeds from the sale of the Purchased Shares to the Purchasers to repay all amounts borrowed under the Credit Agreement together with interest thereon and the balance of such proceeds to reduce the amounts borrowed under the Subordinated Promissory Note together with interest thereon.

2.4                                 Closing.  Unless this Agreement shall have terminated pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Articles V and VI, the closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 a.m., local time, on the second Business Day following the date upon which the conditions set forth in Articles V and VI shall be satisfied or waived in accordance with this Agreement, or at such other time, place and date that the Company and the Purchasers may agree in writing (the “Closing Date”).  On the Closing Date, the Company shall deliver to each of the Purchasers a certificate or certificates in definitive form and registered in the name of each such Purchaser, representing its Purchased Shares against delivery by each of the Purchasers to the Company of the aggregate purchase price therefor by wire transfer of immediately available funds.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the Purchasers as follows:

3.1                                 Corporate Existence and Power.  The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged; and (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Condition of the Company.  Except as set forth on Schedule 3.1, each Subsidiary is an entity duly organized (to the extent applicable under the laws of the jurisdiction of its organization), validly existing (to the extent applicable under the laws of the jurisdiction of its organization) and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power (or other requisite legal power under the laws of the relevant jurisdiction) and authority to carry on its business as now being conducted.  The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents.

3.2                                 Authorization; No Contravention.  The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents that it is a party to and the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary corporate or partnership action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or the By-laws, or the articles of incorporation or by-laws or other organizational documents of any of the Company’s Subsidiaries; (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or its Subsidiaries or any Requirement of Law applicable to the Company or its Subsidiaries; and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Company or its Subsidiaries.

3.3                                 Governmental Authorization; Third Party Consents.  Except as set forth on Schedule 3.3 and except for filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance

(including, without limitation, the sale, issuance and delivery of the Purchased Shares) by, or enforcement against, the Company of this Agreement and the other Transaction Documents to which each such Person is a party or the transactions contemplated hereby and thereby.

3.4                                 Binding Effect.  This Agreement and the Securities Exchange Agreement have been, and as of the Closing Date each of the other Transaction Documents will have been, duly executed and delivered by the Company, and this Agreement and the Securities Exchange Agreement constitute, and as of the Closing Date each of the other Transaction Documents will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.5                                 Litigation.  Except as set forth on Schedule 3.5, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or its Subsidiaries.  The foregoing includes, without limitation, Claims pending or, to the Knowledge of the Company, threatened or any basis therefor Known by the Company involving the prior employment of any of the employees of the Company or its Subsidiaries, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.  No Order has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

3.6                                 Compliance with Laws.

(a)                                  Except as set forth on Schedule 3.12, each of the Company and its Subsidiaries is in compliance in all material respects with all Requirements of Law and all Orders issued by any court or Governmental Authority against the Company and such Subsidiaries.  To the Company’s Knowledge, there is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict the Company or any of its Subsidiaries from, or otherwise materially adversely effect the Company or any of its Subsidiaries in, conducting its business in any jurisdiction in which it now conducts or proposes to conduct its business.

(b)                                 (i) The Company and its Subsidiaries have all licenses, permits and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for the conduct of the business of the Company or any of its Subsidiaries except where the failure to have such a Permit would not have a material adverse effect on the Condition of the Company; (ii) such Permits are in full force and effect; and (iii) no material violations are or have been recorded in respect of any Permit.

(c)                                  No material expenditure is presently required by the Company or any of its Subsidiaries to comply with any existing Requirement of Law or Order.

3.7                                 Capitalization.

(a)                                  On the Closing Date, after giving effect to the transactions contemplated by this Agreement and the Securities Exchange Agreement, the authorized capital stock of the Company shall consist of (i) 12,000,000 shares of Common Stock, of which no shares are issued and outstanding, (ii) 4,000,000 shares of preferred stock of which 3,000,000 shares are issued and outstanding as Preferred Stock, and (iii) 1,000,000 shares of undesignated “blank check” preferred stock.  On the Closing Date, after giving effect to the transactions contemplated by this Agreement and the Securities Exchange Agreement, one share of Preferred Stock shall be convertible into one share of Common Stock.  Schedule 3.7(a) sets forth, as of the Closing Date, after giving effect to the transactions contemplated by this Agreement and the Securities Exchange Agreement, a true and complete list of (x) the stockholders of the Company (including any trust or escrow agent arrangement created in connection with any employee stock option plan) and, opposite the name of each stockholder, the amount of all outstanding shares of Common Stock and Preferred Stock owned by such stockholder and (y) the holders of Stock Equivalents and, opposite the name of each holder, the amount of Stock Equivalents owned by such holder.  Except as set forth on Schedule 3.7(a), as of the Closing Date, after giving effect to the transactions contemplated by this Agreement and the Securities Exchange Agreement, no Stock Equivalents shall be outstanding, other than the Preferred Stock.  The Company has reserved an aggregate of 3,000,000 shares of Common Stock for issuance upon conversion of the Preferred Stock.  Except as set forth on Schedule 3.7(a) and except for the Preferred Stock, as of the Closing Date, after giving effect to the transactions contemplated by this Agreement and the Securities Exchange Agreement, there shall be no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company’s capital stock, (ii) any Stock Equivalents or (iii) any other securities of the Company.  Except as set forth on Schedule 3.7(a), as of the date hereof and as of the Closing Date, there are or shall be, as the case may be, no commitments, contracts, agreements, arrangements or understandings by the Company to issue any shares of the Company’s capital stock or any Stock Equivalents or other securities of the Company.  The Purchased Shares are duly authorized, and when issued and sold to the Purchasers in accordance with this Agreement, will be validly issued, fully paid and non-assessable, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all other Liens (other than those imposed by the Stockholders Agreement).  The shares of Common Stock issuable upon conversion of the Purchased Shares have been duly reserved for issuance upon conversion of the Purchased Shares and, when issued in compliance with the provisions of the Certificate of Incorporation, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights that have not been satisfied or waived and will be free and clear of all other Liens (other than those imposed by the Stockholders Agreement).  All of the issued and outstanding shares of Common Stock and Preferred Stock are all duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws.

(b)                                 Schedule 3.7(b) sets forth, as of the Closing Date, a true and complete list of each of the Subsidiaries of the Company and the names and ownership percentages of the stockholders, members and partners of each such Subsidiary.  Except as set forth on Schedule 3.7(b), the Company owns all of the issued and outstanding capital stock of the Subsidiaries, free and clear of all Liens.  All of such shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws.  Except as set forth on Schedule 3.7(a) and  Schedule 3.7(b), there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for such shares or proprietary interest.  Except as set forth on Schedule 3.7(b), neither the Company nor any of its Subsidiaries, owns any interest, or has a right to acquire any interest, in any Person that is not a Subsidiary.

(c)                                  The Purchased Shares to be purchased by the Purchasers hereunder represent, in the aggregate, on the Closing Date, not less than 21.25% of the outstanding shares of Common Stock on a fully diluted basis assuming the Stock Option Plan had been adopted as of such date, the grant of all options that may be granted under the Stock Option Plan and the exercise thereof and the conversion, exercise or exchange of any outstanding securities into shares of Common Stock, including, without limitation, all of the Purchased Shares.

3.8                                 No Default or Breach; Contractual Obligations. Schedule 3.8(a) lists all of the Contractual Obligations, other than software license agreements, professional service agreements and employment agreements, to which the Company or any of its Subsidiaries is a party, whether written or oral, (i) which involve an amount in excess of $50,000 or (ii) which are otherwise material to the Condition of the Company; Schedule 3.8(b) lists (x) all of the software license agreements to which the Company or any of its Subsidiaries is a party which resulted in aggregate payments of $1,000,000 during the period commencing on January 31, 2001 and ending on January 31, 2003 and (y) all of the professional service agreements to which the Company or any of its Subsidiaries is a party which resulted in aggregate payments of $1,000,000 during the period commencing on January 1, 2001 and ending on December 31, 2002; and Schedule 3.8(c) lists all of the employment agreements to which the Company or any of its Subsidiaries is a party (each of the agreements listed on any such schedule, a “Material Contractual Obligation”). The Company has not received notice of a default and is not in default under, or with respect to, any Material Contractual Obligation, other than insubstantial defaults, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.  The Company has delivered or made available to the Purchasers a true, complete and correct copy of each of the Credit

Agreement and the Subordinated Promissory Note in effect on the date hereof.  All of the Material Contractual Obligations are valid, subsisting, in full force and effect and binding upon the Company, and to the Company’s Knowledge, and the other parties thereto, and the Company has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder.  To the Knowledge of the Company, no other party to any such Material Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder.

3.9                                 Title to Properties.   The Company and its Subsidiaries have good, record and marketable title in fee simple to, or holds interests as lessee under leases in full force and effect in, all real property used in connection with its business or otherwise owned or leased by it.

3.10                           Intentionally Omitted.

3.11                           Financial Statements.  The Company has delivered to the Purchasers, the audited consolidated financial statements of the Company and its Subsidiaries (balance sheet and statements of operations, cash flow and stockholders’ equity, together with the notes thereto) for the fiscal year ended July 31, 2002 which contains the unqualified report of Grant Thornton LLP (the “Audited Financial Statements”) and the unaudited consolidated financial statements of the Company and its Subsidiaries (balance sheet and statements of operations) for the fiscal periods ended October 31, 2002 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the Unaudited Financial Statements do not contain footnotes, normal year-end adjustments.  The Financial Statements fairly present the financial condition, operating results and cash flows of the Company and its Subsidiaries as of the respective dates and for the respective periods indicated in accordance with GAAP, except that the Unaudited Financial Statements do not contain footnotes, normal year-end adjustments.

3.12                           Taxes.  Except as set forth on Schedule 3.12, (a) each of the Company and its Subsidiaries has paid all Taxes which have come due and are required to be paid by it, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, other than Taxes being disputed by the Company in good faith for which adequate reserves have been made in accordance with GAAP; (b) each of the Company and its Subsidiaries has timely filed or caused to be filed (or obtained an extension for filing) all returns for Taxes that it is required to file and all such Tax returns are accurate and complete; (c) with respect to all Tax returns of the Company and its Subsidiaries, (i) to the Knowledge of the Company, there is no unassessed Tax deficiency proposed or threatened against the Company or its Subsidiaries and (ii) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) all provisions for Tax liabilities of the Company and its Subsidiaries, with respect to the Financial Statements have been made in accordance with GAAP consistently applied, and all liabilities for Taxes of the Company and its Subsidiaries, attributable to periods prior to or ending on the Closing Date have been adequately provided for on the Financial Statements; and (e) there are no Liens for Taxes on the assets of the Company and its Subsidiaries.

3.13                           No Material Adverse Change; Ordinary Course of Business.  Except as set forth on Schedule 3.13, since July 31, 2002, (a) there has not been any material adverse change, nor is any such change reasonably expected, in the Condition of the Company, (b) the Company and its Subsidiaries have not participated in any transaction material to the Condition of the Company, except in the ordinary course of business consistent with past practice and not otherwise disclosed in the other representations and warranties of the Company contained in this Article III, or otherwise acted outside the ordinary course of business, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its stockholders except out of the earnings of the Company and such Subsidiaries, (c) the Company and its Subsidiaries have not increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business, (d) the Company and its Subsidiaries have not created or assumed any Lien on a material asset of the Company and such Subsidiaries, (e) the Company and its Subsidiaries have not entered into any Contractual Obligation, other than in the ordinary course of business and (f) there has not occurred a material change in the accounting principles or practice of the Company or any of its Subsidiaries, except as required by reason of a change in GAAP.

3.14                           Investment Company.  The Company is not and is not controlled by or affiliated with an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.15                           Private Offering.  No form of general solicitation or general advertising (as such terms are defined under Regulation D of the Securities Act) was used by the Company or its representatives in connection with the offer or sale of the Purchased Shares.  Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4.1 hereof, no registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, will be required by the offer, sale or issuance of the Purchased Shares.  The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares or any other securities of the Company so as to require the registration of the Purchased Shares pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, unless such Purchased Shares or other securities are so registered.

3.16                           Labor Relations.  (a)  Each of the Company and its Subsidiaries is not engaged in any unfair labor practice; (b) there is (i) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, and

(ii) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries; (c) each of the Company and its Subsidiaries is not a party to any collective bargaining agreement or contract; (d) there is no union representation question existing with respect to the employees of the Company or its Subsidiaries; and (e) no union organizing activities are taking place.  To the Knowledge of the Company, no officer or key employee, or any group of key employees, has informed the Company in writing or, to the Knowledge of the Company, has informed the Company orally, that he, she or they intend(s) to terminate his, her or their employment with the Company or its Subsidiaries.  The Company and its Subsidiaries have not discussed or taken any steps to terminate the employment of any officer, key employee or group of key employees.  To the Knowledge of the Company, each of the officers of the Company and its Subsidiaries and each of the key employees set forth on Schedule 3.16 spends all, or substantially all, of his business time on the business of the Company and/or its Subsidiaries, as the case may be.  None of the Company’s employees is resident in the United States in violation of any Requirement of Law.

3.17                           Employee Benefit Plans.  (a)  Schedule 3.17 hereto lists each Plan that the Company currently maintains or to which the Company contributes (the “Company Plans”).  The Company and its Subsidiaries have no liability under any Plans other than the Company Plans.  Except as set forth on Schedule 3.17, neither the Company nor its Subsidiaries, nor any Commonly Controlled Entity maintains or contributes to, or has within the preceding six years maintained or contributed to, or may have any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code or any “multiple employer plan” within the meaning of the Code or ERISA.  Except as set forth on Schedule 3.17, each Company Plan (and related trust, insurance contract or fund) has been established and administered in accordance with its terms, and complies in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law.  All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Company Plan in accordance with applicable Requirements of Law.

(b)                                 No Claim with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending.

(c)                                  Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(d)                                 No Company Plan is a Retiree Welfare Plan.

(e)                                  Neither the consummation of the transactions contemplated by this Agreement nor any termination of employment following such transactions will accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an “excess parachute payment” under section 280G of the Code.

(f)                                    There are no unfunded obligations under any Company Plan which are not fully reflected on the Financial Statements.

(g)                                 The Company has no liability, whether absolute or contingent, including any obligations under any Company Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

3.18                           Title to Assets.  Each of the Company and its Subsidiaries owns and has good, valid, and marketable title to all of its properties and assets used in its business and reflected as owned on the Financial Statements or so described in any Schedule hereto other than properties or assets disposed of in the ordinary course of business since the date of such Financial Statements (collectively, the “Assets”), in each case free and clear of all Liens, except for Liens (i) specifically described on the notes to the Financial Statements, (ii) for current taxes not yet due or (iii) as set forth on Schedule 3.18 hereto.

3.19                           Liabilities.  Each of the Company and its Subsidiaries does not have any direct or indirect obligation or liability (the “Liabilities”) other than (a) Liabilities fully and adequately reflected or reserved against on the Financial Statements, (b) Liabilities incurred in the ordinary course of business subsequent to July 31, 2002, (c) Liabilities disclosed on Schedule 3.19 hereto, (d) Liabilities under this Agreement (e) contractual Liabilities incurred in the ordinary course of business and (f) contracutal Liabilities arising out of performance obligations under any contracts listed on Schedule 3.8(a), Schedule 3.8(b) and Schedule 3.8(c), to the extent they are not required by GAAP to be reflected on a balance sheet.  The Company has no Knowledge of any circumstance, condition, event or arrangement that could reasonably be expected to give rise hereafter to any Liabilities of the Company except in the ordinary course of business.

3.20                           Intellectual Property.

(a)                                  (i)                                     Each of the Company and its Subsidiaries is the owner of all, or has the license or right to use, sell and license all of, the Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, “Intellectual Property”) that are used in connection with its business as presently conducted or that are being developed, as contemplated in its business plan, free and clear of all Liens, except for Liens specifically described in the notes to the Financial Statements or as set forth on Schedule 3.20(a)(i).

(ii)                                  Schedule 3.20(a)(ii) sets forth all of the filings and applications for any Intellectual Property filed by the Company or its Subsidiaries, and all material Intellectual Property owned by the Company or its Subsidiaries for which no filings or applications have been filed.  None of the Intellectual Property listed on Schedule 3.20(a)(ii) is subject to any outstanding Order, and no Claims are pending or, to the Knowledge of the Company, have been threatened, which challenge the validity, enforceability, use or ownership of the item.

(iii)                               Schedule 3.20(a)(iii) sets forth all Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company or its Subsidiaries is either a licensor, licensee or distributor, except for (i) customer or end-user agreements and (ii) such licenses, sublicenses and other agreements relating to off-the-shelf software, which is commercially available on a retail basis and used solely for the internal business purposes of the Company or its Subsidiaries.  Each of the Company and its Subsidiaries have substantially performed all obligations imposed upon it thereunder, and is not, nor to the Knowledge of the Company is any other party thereto, in breach of or default thereunder in any material respect, nor, to the Knowledge of the Company, is there any event which with notice or lapse of time or both would constitute a material default thereunder.  To the Knowledge of the Company, all of the Intellectual Property licenses listed on Schedule 3.20(a)(iii) are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Closing except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(iv)                              Other than as set forth on Schedule 3.20(a)(iv), none of the Intellectual Property owned by the Company or its Subsidiaries, and to the Knowledge of the Company, none of the Intellectual Property currently sold or licensed to the Company or its Subsidiaries, infringes upon or otherwise violates any Intellectual Property rights of others except that this representation is made to the Knowledge of the Company with respect to Trademarks owned by the Company and its Subsidiaries.

(v)                                 Except as set forth on Schedule 3.20(a)(v), to the knowledge of any Company employee no Claim is pending or, to the Knowledge of the Company, has been threatened against the Company or its Subsidiaries, contesting the right of the Company or its Subsidiaries to sell, license or use any Intellectual Property.

(b)                                 Except as set forth on Schedule 3.20(b), to the Knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or its Subsidiaries.

(c)                                  To the Knowledge of the Company, no former employer of any employee of the Company or its Subsidiaries, and no current or former client of any consultant of the Company or its Subsidiaries, has made a claim in writing, or to the Knowledge of the Company, has made a claim orally, against the Company or its Subsidiaries that such employee or such consultant is violating the Intellectual Property rights of such former employer or client.

(d)                                 Except as set forth on Schedule 3.20(d), neither the Company nor any of its Subsidiaries is a party to or bound by any written or, to the Knowledge of the Company, oral license or other agreement requiring the payment by the

Company or its Subsidiaries of any royalty payment, excluding such agreements relating to software licensed for use solely for the internal business purposes of the Company or its Subsidiaries.

(e)                                  To the Knowledge of the Company, no employee of the Company or its Subsidiaries is in violation of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company or its Subsidiaries or any prior employer.

(f)                                    To the Knowledge of the Company, none of the Trade Secrets, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person in a manner that is reasonably likely to result in the loss of protection of such Trade Secrets.

(g)                                 It is not necessary for the business of the Company or its Subsidiaries to use any Intellectual Property owned by any director, officer, employee or consultant of the Company or its Subsidiaries (or persons the Company presently intends to hire).  To the Company’s Knowledge, at no time during the conception or reduction to practice of any of the Intellectual Property of the Company or its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any Person that could reasonably be expected to adversely affect the Company’s or such Subsidiaries’ rights to its Intellectual Property.

(h)                                 All present employees and consultants of the Company and its Subsidiaries have executed and delivered proprietary invention or similar agreements with the Company or its Subsidiaries, the terms of which require such employees and consultants to assign all inventions made by them during the course of employment to the Company or its Subsidiaries or otherwise provide that the Company or its Subsidiaries shall be the owner of such inventions made prior to his employment with or work for the Company or its Subsidiaries from his assignment of inventions pursuant to such proprietary invention agreements.

3.21                           Network Redundancy and Computer Back-up.  Except as set forth on Schedule 3.21 and as could not reasonably be expected to have a material adverse effect on the ability of the Company to use its services network or meet its material obligations to its customers, (a) the server hardware and supporting equipment (including communications equipment, terminals and hook-ups that interface with third party computer systems) used in the services network of the Company or its Subsidiaries provide redundancy and meet industry standards relating to availability; and (b) each of the Company and its Subsidiaries has made back-ups of all material computer Software and databases utilized by it and maintain such Software and databases at a secure off-site location.

3.22                           Privacy of Customer Information.  To the Knowledge of the Company, each of the Company and its Subsidiaries does not use any of the customer information it receives through its website, if any, or otherwise in an unlawful manner, or in a manner violative of the Company’s privacy policy or the privacy rights of its customers under all Requirements of Law.

3.23                           Potential Conflicts of Interest; Affiliate Transaction.  Except as set forth on Schedule 3.23, no officer or director of the Company or its Subsidiaries, no spouse of any such officer or director, and, to the Knowledge of the Company, no relative of such spouse or of any such officer or director (a) owns, directly or indirectly, any interest in (excepting (i) less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies and (ii) any Cerberus Affiliate, with respect to any director of the Company who is an employee of Cerberus or any of its Affiliates), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a Competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or its Subsidiaries has used, or that the Company or its Subsidiaries will use, in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.  Schedule 3.23 sets forth a list and a description of all Contractual Obligations to which the Company or one of its Subsidiaries, on the one hand, and any Affiliate of the Company, on the other hand, is a party.  True, complete and correct copies of all such Contractual Obligations have been delivered or made available to the Purchasers.

3.24                           Trade Relations.  There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company or its Subsidiaries, or the Condition of the Company or its Subsidiaries, with any customer or supplier or any group of customers or suppliers whose purchases or inventories provided to the business of the Company or its Subsidiaries are individually or in the aggregate material to the Condition of the Company or its Subsidiaries where the loss of such customer or supplier or group of customers or suppliers would have a material adverse effect on the Condition of the Company, and to the Knowledge of the Company, there exists no present condition or state of fact or circumstances that would materially adversely affect the Condition of the Company or prevent the Company or its Subsidiaries from conducting such business relationships or such business with any such customer, supplier or group of customers or suppliers in substantially the same manner as heretofore conducted by the Company or its Subsidiaries.

3.25                           Outstanding Borrowing.  Schedule 3.25 sets forth the amount of all Indebtedness of the Company and its Subsidiaries other than trade liabilities arising in the ordinary course of business as of the date hereof (including all amounts outstanding under the Credit Agreement and the Subordinated Promissory Note), the Liens that relate to such Indebtedness and that encumber the Assets and the name of each lender thereof.

No Indebtedness is entitled to any voting rights in any matters voted upon the holders of the capital stock of the Company.

3.26                           Insurance.  Schedule 3.26 lists all of the insurance policies held by or on behalf of the Company and its Subsidiaries, with the effective date and coverage amounts indicated thereon.  To the Knowledge of the Company, such policies are valid and enforceable in accordance with their terms and are in full force and effect and cover all risks associated with the business of the Company or any of its Subsidiaries that are customarily insured against in the industry in such amounts as are customary in the industry.  None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated by this Agreement or any of the other Transaction Documents.

3.27                           [Intentionally Omitted.]

3.28                           Broker’s, Finder’s or Similar Fees.  There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person by or on behalf of the Company.

3.29                           Disclosure.

(a)                                  Agreement and Other Documents.  This Agreement and the documents and certificates (excluding therefrom any financial projections and forward looking statements) furnished to the Purchasers by the Company do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 Material Adverse Effects.  To the Company’s Knowledge, there is no fact that the Company has not disclosed to the Purchasers in writing which materially adversely affects, or insofar as the Company can reasonably foresee could materially adversely affect, the Condition of the Company or the ability of the Company to perform its obligations under this Agreement, any of the other Transaction Documents or any document contemplated hereby or thereby.

3.30                           Acquisition Documents.  The copies of the Acquisition Documents provided by the Company to the Purchasers (a) are true, complete and correct copies thereof, (b) have been executed in the exact form as provided, (c) have not been and will not be amended or modified and (d) are in full force and effect and will be in full force and effect as of the Closing Date.  Except as set forth on Schedule 3.30, each of the representations and warranties made in the Infinium Merger Agreement by the Company and, to the Knowledge of the Company, by the other parties thereto, are true and correct in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES

4.1                                 Representations and Warranties of Purchasers.  Each of the Purchasers hereby represents and warrants, severally and not jointly to the Company as follows:

(a)                                  Existence and Power.  Such Purchaser (a) is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and (b) has the requisite partnership or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

(b)                                 Authorization; No Contravention.  The execution, delivery and performance by such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary partnership or limited liability company, as the case may be, action, (b) do not contravene the terms of such Purchaser’s organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would not result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser, (except for the Lien created on the Purchased Shares purchased by GapStar to secure its obligations under a bona fide loan made to acquire such Purchased Shares) and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

(c)                                  Governmental Authorization; Third Party Consents.  No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party or the  transactions contemplated hereby and thereby, except as required by the HSR Act.

(d)                                 Binding Effect.  This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which it is a party will have been, duly executed and delivered by such Purchaser and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents will constitute, the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(e)                                  Purchase for Own Account.  The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Purchased Shares in a transaction that does not violate the Securities Act under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser’s property being at all times within its control.  If such Purchaser should in the future decide to dispose of any of such Purchased Shares, such Purchaser understands and agrees that it may do so only in compliance with the Stockholders Agreement and the Securities Act and applicable state and foreign securities laws, as then in effect.  Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Purchased Shares and shares of Common Stock issuable upon conversion of its Purchased Shares to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED                      , 2003, AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE.  THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.

(f)                                    Restricted Securities.  Such Purchaser understands that (i) the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act, (ii) the reliance of the Company on such exemption is predicated in part on such Purchaser’s representations set forth herein, and (iii) such Purchased Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

(g)                                 Broker’s, Finder’s or Similar Fees.  There are no brokerage commissions, finder’s fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

(h)                                 Accredited Investor. Such Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.  Such Purchaser acknowledges that such Purchaser has had a full opportunity to request from the Company and to review and has received all information which it deems relevant in making a decision to purchase the Purchased Shares being purchased by it hereunder and is relying on its own due diligence and the representations and warranties and covenants of the Company made herein in making this investment and not on any representations or warranties or covenants of Cerberus, except those set forth in Section 4.2 and Section 8.10 of this Agreement; provided however, that notwithstanding anything to the contrary set forth in this Agreement, no review of any information by such Purchaser and no due diligence investigation of the Company or its Subsidiaries by such Purchaser shall relieve or mitigate any breach by the Company of its representations, warranties or covenants contained in any of the Transaction Documents.

4.2                                 Representations and Warranties of Cerberus.  Cerberus hereby represents and warrants to each of the Purchasers as follows:

(a)                                  Existence and Power.  Cerberus (a) is a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and (b) has the requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

(b)                                 Authorization; No Contravention.  The execution, delivery and performance by Cerberus of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary partnership action, (b) do not contravene the terms of Cerberus’ organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would not result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of Cerberus or any Requirement of Law applicable to Cerberus and (d) do not violate any Orders of any Governmental Authority against, or binding upon, Cerberus.

(c)                                  Governmental Authorization; Third Party Consents.  No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, Cerberus of this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby, except as required by the HSR Act.

(d)                                 Binding Effect.  This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which it is a party will have been, duly executed and delivered by Cerberus and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligations of Cerberus, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

ARTICLE V

CONDITIONS TO THE OBLIGATION
OF THE PURCHASERS TO CLOSE

The obligation of the Purchasers to purchase the Purchased Shares, to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers of the following conditions on or before the Closing Date.

5.1                                 Representation and Warranties.  The representations and warranties of the Company contained in Article III hereof shall be true and correct as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date and except as contemplated or permitted by this Agreement), such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on the Condition of the Company or the ability of the Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby, without regard (solely for purposes of this Section 5.1) to any materiality or “material adverse effect” qualifications contained in such representations and warranties.

5.2                                 Compliance with this Agreement.  The Company shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Company on or before the Closing Date.

5.3                                 Officer’s Certificate.  The Purchasers shall have received a certificate from the Company, in form and substance reasonably satisfactory to the Purchaser, dated the Closing Date, and signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying as to the matters set forth in Sections 5.1 and 5.2.

5.4                                 Secretary’s Certificate.  The Purchasers shall have received a certificate from the Company, in form and substance reasonably satisfactory to the Purchasers, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the Company is in good standing with the Secretary of

State of the State of Delaware, (b) that the attached copies of the Certificate of Incorporation, the By-laws, and the resolutions of the Board of Directors and resolutions of the stockholders of the Company approving this Agreement and each of the other Transaction Documents, are all true, complete and correct and remain unamended and in full force and effect, (c) that the attached copies of the resolutions of the stockholders of the Company electing the General Atlantic Directors (as defined in the Stockholders Agreement) are true, complete and correct and remain unamended and in full force and effect, (d) that the Acquisition Documents are true, complete and correct and that the Company has not granted any waivers thereunder without the Purchasers’ prior written consent (such consent not to be unreasonably withheld), and (e) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, each other Transaction Document and any other document delivered in connection herewith on behalf of the Company.

5.5                                 Filing of Certificate of Incorporation.  The Certificate of Incorporation shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, and the Purchasers shall have received evidence of such filing in form and substance reasonably satisfactory to the Purchasers.

5.6                                 Purchased Shares.  The Company shall have delivered to each of the Purchasers, against receipt of the purchase price for the Purchased Shares, certificates in definitive form representing the number of Purchased Shares set forth opposite such Purchaser’s name on Schedule 2.1 hereto, registered in the name of such Purchaser.

5.7                                 Stockholders Agreement.  The Company and the Cerberus Stockholders (as defined therein) shall have duly executed and delivered the Stockholders Agreement.

5.8                                 Registration Rights Agreement.  The Company and the Major Stockholders (as defined therein) shall have duly executed and delivered the Registration Rights Agreement.

5.9                                 Opinion of Counsel.  The Purchasers shall have received an opinion of Schulte Roth & Zabel LLP, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit G.

5.10                           No Material Adverse Change.  Since the date hereof, there shall have been no material adverse change in the Condition of the Company taken as a whole.

5.11                           Consents and Approvals.  All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof and all applicable waiting periods shall have expired without any action being taken or threatened which would have a material adverse effect on the Condition of the Company.

5.12                           No Material Judgment or Order.  There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of the Purchasers, (a) prohibit or restrict (i) the purchase of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Purchasers to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder or (c) restrict the operation of the business of the Company as conducted on the date hereof in a manner that would have a material adverse effect on the Condition of the Company taken as a whole.

5.13                           No Litigation.  No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company which would, if adversely determined
(a) have a material adverse effect on the Condition of the Company taken as a whole or (b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or each of the other Transaction Documents.

5.14                           Good Standing Certificates.  The Company shall have delivered to the Purchasers as of the Closing Date, a good standing certificate for the Company and each of its Subsidiaries that is organized in the United States, in each case, issued by the appropriate authority in its jurisdiction of incorporation or organization.

5.15                           HSR Act Filing.  Any Person required in connection with the contemplated transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

5.16                           Prior Agreements.  All prior stockholders agreements, including the Original Stockholders Agreement, shall have been terminated, in form and substance reasonably satisfactory to the Purchasers.

5.17                           Rights Agreement.  The Rights Agreement shall have been terminated, in form and substance reasonably satisfactory to the Purchasers, and all of the Rights (as such term is defined in the Rights Agreement) issued pursuant to the Rights Agreement shall have been terminated and canceled in form and substance reasonably satisfactory to the Purchasers.

5.18                           Securities Exchange Agreement.  Prior to or simultaneously with the Closing, the transactions contemplated by the Securities Exchange Agreement shall have been consummated, including, without limitation, the cancellation by Madeleine of

$10 million of Indebtedness under the Subordinated Promissory Note in exchange for the issuance of shares of Preferred Stock, in accordance with the terms of the Securities Exchange Agreement.

5.19                           Subordinated Promissory Note.  Simultaneously with the Closing,  Madeleine shall have surrendered the Subordinated Promissory Note in exchange for the payment of a $5.5 million extension fee to Madeleine and the execution and delivery by the Company of the Amended and Restated Subordinated Promissory Note with a maturity date of December 31, 2007 and an aggregate principal amount equal to the difference between (a) the principal amount of the Subordinated Promissory Note outstanding immediately prior to such exchange minus (b) the sum of (i) the exchange of $10,000,000 of outstanding indebtedness under the Subordinated Promissory Note pursuant to the Securities Exchange Agreement and (ii) the amount of the indebtedness under the Subordinated Promissory Note that is repaid with a portion of the proceeds from the sale of the Purchased Shares in accordance with Section 2.3 hereof, and the Company shall have cancelled the Subordinated Promissory Note so surrendered.

5.20                           Payoff Letter.  The Company shall have delivered to each of the Purchasers a payoff letter from the Agent under the Credit Agreement (the “Payoff Letter”), such Payoff Letter to be substantially in the form attached hereto as Exhibit H.

5.21                           Letter of Credit.  The Company shall have entered into an agreement with Foothill Capital Corporation to cash collateralize the outstanding letter of credit issued pursuant to the Credit Agreement.

5.22                           Opinion of General Counsel.  The Purchasers shall have received an opinion of Kirk Isaacson, Senior Vice President and General Counsel of the Company, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit I.

ARTICLE VI

CONDITIONS TO THE OBLIGATION
OF THE COMPANY TO CLOSE

The obligation of the Company to issue and sell the Purchased Shares and the obligation of the Company to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

6.1                                 Payment of Purchase Price.  Each Purchaser shall pay the aggregate purchase price for the Purchased Shares to be purchased by such Purchaser.

6.2                                 Stockholders Agreement.  Each Purchaser shall have duly executed and delivered the Stockholders Agreement.

6.3                                 Registration Rights Agreement.  Each Purchaser shall have duly executed and delivered the Registration Rights Agreement.

6.4                                 HSR Act Filing.  Any Person required in connection with the contemplated transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

6.5                                 Representations and Warranties.  The representations and warranties of the Purchasers contained in Article IV hereof shall be true and correct as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date and except as contemplated or permitted by this Agreement), such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on the ability of the Purchasers to duly perform their obligations under this Agreement or to consummate the transactions contemplated hereby, without regard (solely for purposes of this Section 6.5) to any materiality or “material adverse effect” qualifications contained in such representations and warranties.

6.6                                 Compliance with Agreement.  Each of the Purchasers shall have performed and complied in all material respects with all of their respective agreements set forth herein that are required to be performed by the Purchasers on or before the Closing Date.

6.7                                 Certificate.  The Company shall have received a certificate from the Purchasers, in form and substance reasonably satisfactory to the Company, dated the Closing Date, and signed by an authorized Person of each of the Purchasers, certifying as to the matters set forth in Sections 6.5 and 6.6.

6.8                                 Litigation.  No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration before any Governmental Authority, against any of the Purchasers which would, if adversely determined, have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement or each of the other Transaction Documents.

ARTICLE VII

INDEMNIFICATION

7.1                                 Indemnification.  Except as otherwise provided in this Article VII, the Company (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless each of the Purchasers and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and each person who controls (within the meaning of Section 15 of the Securities Act) such persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses or Claims (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action or any written threat of a Claim between an Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, “Losses”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement or the other Transaction Documents.  The amount of any payment to any Indemnified Party herewith in respect of any Loss shall be of sufficient amount to make such Indemnified Party whole for any diminution in value of the Purchased Shares.

7.2                                 Notification.  Each Indemnified Party under this Article VII shall, promptly after the receipt of notice of the commencement of any Claim or threat thereof against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article VII, notify the Indemnifying Party in writing of the commencement thereof.  The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article VII or (b) under this Article VII unless, and only to the extent that, such omission results in the Indemnifying Party’s forfeiture of substantive rights or defenses.  In case any such Claim shall be brought against any Indemnified Party, and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense.  Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party.  The Indemnifying Party agrees that it will not, without the prior written consent of the Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim.  The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld.  The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise;

provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article VII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

7.3                                 Contribution.  If the indemnification provided for in this Article VII from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations.  The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.1 and 7.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

7.4                                 Limitation on Indemnification and Contribution.  The Company shall have no liability for indemnification or contribution under this Article VII until the aggregate Losses of the Indemnified Parties hereunder exceed $1,000,000 (all amounts up to $1,000,000, the “Basket Amount”).  If the Indemnified Parties’ Losses exceed the Basket Amount, then the Company shall be liable for all of the Indemnified Parties’ Losses, including the Basket Amount; provided, however, that in no event shall the aggregate liability of the Company hereunder exceed $37,500,000 (the “Cap”).  Notwithstanding the foregoing, however, neither the Basket Amount nor the Cap shall apply to Indemnified Parties’ Losses to the extent that such Losses arise out of a breach of representation or warranty where both the Company and Cerberus had Knowledge of such breach as of the date of this Agreement and failed to disclose to the Purchasers such breach in writing on the Schedules hereto.  The Company shall have no liability for indemnification with respect to a breach of any representation or warranty after the expiration of the applicable survival period set forth in Section 10.1.

ARTICLE VIII

AFFIRMATIVE COVENANTS

The Company hereby covenants and agrees with the Purchasers as follows:

8.1                                 Preservation of Existence.  From and after the date hereof through and until the earlier of the Closing and the termination of this Agreement pursuant to Article IX, the Company shall, and shall cause each of its Subsidiaries to:

(a)                                  preserve and maintain in full force and effect its existence and good standing under the laws of its jurisdiction of formation or organization;

(b)                                 preserve and maintain in full force and effect in the ordinary course of business and consistent with past practice all material rights, privileges, qualifications, applications, licenses and franchises necessary in the normal conduct of its business in accordance with their terms, the loss of which would have a material adverse effect on the Condition of the Company taken as a whole;

(c)                                  use its commercially reasonable efforts to preserve its business organization;

(d)                                 conduct its business in the ordinary course in accordance with past practices, keep its properties in good working order and condition (normal wear and tear excepted) in accordance with past practice and from time to time make all repairs to, renewals of or replacements of its properties that would be made in the ordinary course of business so that the efficiency of its business operation shall be reasonably maintained and preserved;

(e)                                  comply in all material respects with all Requirements of Law and with the directions of any Governmental Authority having jurisdiction over the Company, its Subsidiaries and their respective business or property; and

(f)                                    file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by a Governmental Authority.

8.2                                 Interim Covenants.   From and after the date hereof through and until the earlier of the Closing and the termination of this Agreement pursuant to Article IX, without the prior written consent of the Purchasers, the Company shall not, except as contemplated by the Transaction Documents, and shall cause each of its Subsidiaries not to:

(a)                                  amend its Certificate of Incorporation or By-laws or comparable governing documents;

(b)                                 take any action that would require the consent of the Purchasers pursuant to Article IV, Section 4(d) of the Certificate of Incorporation, assuming the Preferred Stock had been issued to the Purchasers as of the Closing Date; and

(c)                                  operate or conduct its business in a manner other than in the ordinary course of business consistent with past practice.

Notwithstanding the foregoing, nothing herein shall prevent the Company from (x) establishing the Stock Option Plan pursuant to which an aggregate of up to 529,412 shares of Common Stock will be reserved for issuance thereunder, (y) granting options pursuant to such Stock Option Plan or (z) entering into executive employment agreements with Michael Greenough and/or Graeme Cooksley.

8.3                                 Financial Statements and Other Information.  So long as any Purchaser shall hold 15% of the issued and outstanding Purchased Shares, the Company shall deliver to each Purchaser, in form and substance satisfactory to such Purchaser:

(a)                                  as soon as available, but not later than ninety (90) days after the end of each fiscal year of the Company, a copy of the audited consolidated  balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company for such fiscal year and by the opinion of a nationally recognized independent certified public accounting firm which report shall state without qualification that such financial statements present fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis;

(b)                                 commencing with the fiscal period ending on December 31, 2002, as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP;

(c)                                  commencing with the month ending after the Closing Date, as soon as available, but in any event not later than fifteen (15) days after the end of each month of each fiscal year (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such month and for the period commencing on the first day of the fiscal year and ending on the last day of such month, all certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP and (ii) the projected consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for the remaining months of the fiscal year in a comparative format; and

(d)                                 if requested by any of the Purchasers, as promptly as practicable, but not later than fifteen (15) days after the end of each fiscal year of the Company, a certificate signed by the Chief Executive Officer of the Company in customary form certifying that the Company is not a “foreign person” within the meaning of Section 1445 of the Code; and

(e)                                  such other information regarding the operations, business, affairs and financial condition of the Company as GAP LP reasonably may request.

8.4                                 Reservation of Common Stock.  Until the Purchased Shares are converted into Common Stock or otherwise cancelled, as provided in the Certificate of Incorporation, the Company shall reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Purchased Shares, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion or the Company shall take such action as is called for under the Certificate of Incorporation to increase the number of authorized shares of Common Stock to provide for conversion of each of the outstanding Purchased Shares into Common Stock.  Such shares of Common Stock when issued or delivered in accordance with the Certificate of Incorporation, shall be duly authorized, validly issued, fully paid and non-assessable.  The Company shall issue such shares of Common Stock in accordance with the terms of the Certificate of Incorporation and otherwise comply with the terms hereof and thereof.

8.5                                 Insurance.  The Company shall maintain insurance with insurance companies or associations with a rating of “A” or better as established by Best’s Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use) in such amounts and covering such risks as are usually and customarily carried with respect to similar businesses according to its locations.

8.6                                 Books and Records.  The Company shall keep proper books of record and account, in which full and materially correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with GAAP consistently applied.

8.7                                 Back-ups of Computer Software.  The Company shall make back-ups of all material computer software programs and databases and shall maintain such software programs and databases at a secure off-site location.

8.8                                 Inspection.  The Company shall permit representatives of the Purchasers to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company.

8.9                                 The Acquisition.  The Company acknowledges that the Purchasers have entered into this Agreement in reliance upon the fact that the Company has consummated the transactions contemplated by the Infinium Merger Agreement.

8.10                           Existing Debt.  The Company agrees that it shall make a reasonably diligent effort to refinance the remaining Indebtedness outstanding under the Amended and Restated Subordinated Promissory Note after the Closing Date with an unaffiliated lender on customary terms and conditions that, in the reasonable judgment of the Company, are not less favorable than current market rates for similar loans.

8.11                           Covenants of Cerberus.  Cerberus hereby agrees to use its commercially reasonable efforts to cause the Company to consummate the transactions contemplated by the Transaction Documents, including, without limitation, by using its commercially reasonable efforts to comply and cause the Company to comply with all of its obligations under this Agreement and the other Transaction Documents and by using its commercially reasonable efforts to cause the conditions set forth in Sections 5.16, 5.17, 5.18 and 5.19 hereof to be satisfied at or prior to Closing.

8.12                           Intellectual Property.  The Company shall make a reasonably diligent effort to cause to be properly registered with the United States Patent and Trademark Office or Copyright Office, as applicable, and their applicable foreign equivalents, all documentation necessary to evidence clean chain of title transfer to the Company or a Subsidiary from all prior registered owners of all registered Trademarks and Copyrights with respect to which the failure to do so would be reasonably likely to have a material adverse effect on the Condition of the Company.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1                                 Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)                                  at any time on or prior to the Closing Date, by mutual written consent of the Company and the Purchasers;

(b)                                 at the election of the Company or the Purchasers by written notice to the other parties hereto after 5:00 p.m., New York time, on April 15, 2003, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Company and the Purchasers; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available (i) to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) if the Closing has not occurred solely because any party hereto has not yet obtained a necessary approval from any Governmental Authority;

(c)                                  at the election of the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of any of the Purchasers contained in this Agreement, which breach (i) would cause the conditions set forth in Section 6.5 or 6.6 not to be satisfied and (ii) is incapable of cure or has not been cured within fifteen (15) Business Days of notice to the Purchasers of such breach; or

(d)                                 at the election of the Purchasers, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the

Company contained in this Agreement, which breach (i) would cause the conditions set forth in Section 5.1 or 5.2  not to be satisfied and (ii) is incapable of cure or has not been cured within fifteen (15) Business Days notice to the Company and Cerberus of such breach.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.3.

9.2                                 [Intentionally Omitted.]

9.3                                 Survival.  If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, (a) this Agreement shall become void and of no further force and effect, except for the provisions of Article 1 and this Section 9.3, (b) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 9.1(a) or Section 9.1(b), and (c) nothing shall relieve any of the parties from liability for actual damages resulting from a termination of this Agreement pursuant to Section 9.1(c) or 9.1(d); and provided, further, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1                           Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the date that is sixty (60) days after the receipt by the Purchasers of audited financial statements of the Company for the fiscal year ending July 31, 2003 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the successor fiscal year), except for (a) Sections 3.1, 3.2, 3.4, 3.7, 3.15, and 3.28, which representations and warranties shall survive until the third anniversary of the Closing Date, and (b) Section 3.12, which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Tax to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section 3.12 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the party asserting such claim shall have given notice to the other parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom.

10.2                           Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

SSA Global Technologies, Inc.
500 West Madison
Suite 1600
Chicago, IL  60661
Telecopy:  (312) 474-7500

Attention:  President

with copies to:

SSA Global Technologies, Inc.
500 West Madison
Suite 1600
Chicago, IL  60661
Telecopy:  (312) 474-7500

Attention:  General Counsel

and

Cerberus Capital Management, L.P.
450 Park Avenue
New York, NY 10022
Telecopy:  (212) 891-1540

Attention:  Mark A. Neporent

                  Chief Operating Officer

if to the Purchasers:

c/o General Atlantic Service Corporation
3 Pickwick Plaza
Greenwich, CT 06830
Telecopy:  (203) 622-8818
Attention:  Matthew Nimetz
                  Thomas J. Murphy

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Telecopy:  (212) 757-3990
Attention:  Douglas A. Cifu, Esq.

if to Cerberus:

Cerberus Capital Management, L.P.
450 Park Avenue
New York, NY 10022
Telecopy:  (212) 891-1540

Attention:  Mark A. Neporent

                  Chief Operating Officer

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY  10022
Telecopy: (212) 593-5955
Attention: Robert B. Loper, Esq.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.  Any party may by notice given in accordance with this Section 10.2 designate another address or Person for receipt of notices hereunder.

10.3                           Successors and Assigns; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Subject to applicable securities laws and the terms and conditions thereof, the Purchasers may assign any of their rights under this Agreement or the other Transaction Documents to any of their respective Affiliates.  The Company may not assign any of its rights under this Agreement without the written consent of the Purchasers.  Except as provided in Article VII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

10.4                           Amendment and Waiver.

(a)                                  No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise.

(b)                                 Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchasers purchasing a majority of the Purchased

Shares, and (ii) only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

10.5                           Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.6                           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.7                        GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement, the other Transaction Documents, the Purchased Shares or the affairs of the Company.  To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.8                           Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

10.9                           Rules of Construction.  Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

10.10                     Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

10.11                     Fees.  Upon the Closing, the Company shall reimburse the Purchasers for the fee incurred in connection with their filing of a notification and report form in compliance with the HSR Act up to an aggregate amount of $45,000.  Except for the foregoing reimbursement, each of the Company, Cerberus and the Purchasers shall bear its own costs and expenses incurred in connection with the negotiation, execution and consummation of this Agreement and each of the other Transaction Documents.

10.12                     Publicity; Confidentiality.  Except as may be required by applicable Requirements of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby, the Purchasers or any of the other parties hereto, without prior written approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict any of the Purchasers from disclosing information (a) that is already publicly available, (b) that was known to such Purchaser on a non-confidential basis prior to its disclosure by the Company, (c) that is required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such Purchaser will use reasonable efforts to notify the Company and Cerberus in advance of such disclosure so as to permit the Company and/or Cerberus, as the case may be, to seek a protective order or otherwise contest such disclosure, and such Purchaser will use reasonable efforts to cooperate, at the expense of the Company, with the Company and/or Cerberus, as the case may be, in pursuing any such protective order, (d) to the extent that such Purchaser reasonably believes it appropriate in order to comply with any Requirement of Law, (e) to such party’s officers, directors, shareholders, advisors, employees, members, partners, controlling persons, auditors or counsel or (f) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Transaction Documents; and provided further, that the parties may disclose the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company, the Company’s logo and the aggregate amount of the Purchasers’ investment in the Company; and provided further, that the Purchasers acknowledge that the Company intends to issue a press release regarding this transaction on or after Closing and the Purchasers will use their commercially reasonable efforts to review and approve such press release in a timely manner upon the Company’s request.  If any announcement is required by any Requirement of Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

10.13                     Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase Agreement on the date first written above.

SSA GLOBAL TECHNOLOGIES, INC.

By:	/s/ Kirk Isaacson
Name: Kirk Isaacson
Title: Senior Vice President

GENERAL ATLANTIC PARTNERS 76, L.P.

By:	GENERAL ATLANTIC PARTNERS, LLC,
its General Partner

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: A Managing Member

GAP COINVESTMENT PARTNERS II, L.P.

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: A General Partner

GAPSTAR, LLC

By:	GENERAL ATLANTIC PARTNERS, LLC
its Managing Member

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: A Managing Member

Signature Page to Stock Purchase Agreement

GAPCO GMBH & CO. KG

By:	GAPCO MANAGEMENT GMBH,
its General Partner

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: A Managing Director

SOLELY FOR PURPOSES OF SECTION 8.11:

CERBERUS CAPITAL MANAGEMENT, L.P.

By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Managing Director and Chief Operating
Officer

2

Schedule 2.1

Purchased Shares and Purchase Price

Purchaser	Purchased Shares	Purchase Price
GAP LP	698,717	$69,871,700
GAP Coinvestment	40,895	$4,089,500
GapStar	9,375	$937,500
GmbH Coinvestment	1,013	$101,300
Total:	750,000	$75,000,000